Exhibit 10.8

AMENDMENT TO SHARE CANCELLATION AND LOAN AGREEMENT

            THIS AMENDMENT TO THE SHARE CANCELLATION AND LOAN AGREEMENT dated as of December 24, 2009, by and between Covenant Group Holdings Inc. ("CGH") and Gary Sidhu ("Sidhu") (the “Amendment”).

            The parties acknowledge that pursuant to the referenced agreement, CGH was the maker of a note (the “Note”) payable to Sidhu in the principal amount of $190,000 of which $90,000 of the principal amount was paid down to Sidhu by CGH following the Note’s execution.  Accordingly, $100,000 in principal amount of the Note remains due and outstanding.  The agreement also permits Sidhu to keep a share certificate in Sidhu’s record name reflecting 500,000 shares of Covenant Group of China Inc. (formerly known as Everest Resources Corp.) common stock (the “Common Stock”) as collateral for the Note.  The Note is due and payable on March 24, 2010.

In consideration for Sidhu’s cancellation of the Note, particularly the remaining $100,000 due and outstanding, Sidhu agrees to return the collateral or the above referenced share certificate, and CGH and Covenant Group of China Inc. shall cancel such share certificate and have re-issued a new share certificate representing 300,000 shares of unregistered common stock of Covenant Group of China Inc. in the record name of Sidhu or his designee, which shall be the consideration by CGH to Sidhu for this Amendment.

            This Amendment shall be governed under Pennsylvania law without regard to its choice of law rules and may be executed in counterparts.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment of the date first above written.

COVENANT GROUP HOLDIINGS INC.

By:	/s/ Kenneth Wong

Kenneth Wong, its President

COVENANT GROUP OF CHINA INC.

By:	/s/ Kenneth Wong

Kenneth Wong , its President

GARY SIDHU

By:	/s/ Gary Sidhu